Exhibit 99.1

First Commercial Sale of Calyxt High Oleic Soybean Oil on the U.S. Market

Calyxt successfully markets Calyno™ High Oleic Soybean Oil as a premium, high-quality food ingredient

First commercial sale of High Oleic Soybean Meal as a premium non-GMO feed ingredient for livestock

MINNEAPOLIS & ST. PAUL, Minn.--(BUSINESS WIRE)--February 26, 2019--Calyxt, Inc. (NASDAQ:CLXT) a consumer-centric, food- and agriculture-focused Company, announced today the successful commercial launch of its highly anticipated Calyno™ High Oleic Soybean Oil, which is the Company’s first product to be sold on the U.S. market. This first commercial sale of Calyno oil is to the foodservice industry for frying and salad dressing, as well as sauce applications.

Calyno oil contains approximately 80 percent oleic acid and up to 20 percent less saturated fatty acids compared to commodity soybean oil as well as zero grams of trans fat per serving. One of the exciting potential sustainability benefits of Calyno oil is that it has up to three times the fry life and extended shelf life compared to commodity oils, providing a more sustainable product.

In line with continued sustainability efforts, Calyxt also announces the commercialization of its High Oleic Soybean Meal as a premium non-GMO feed ingredient with added benefit for livestock.

“Over the past eight years, we’ve remained committed to the American people, evolving the nutrition of food and protecting the environment in order to deliver health-conscious ingredients that tackle food-related health challenges,” said Jim Blome, CEO of Calyxt. “With this milestone, Calyxt has delivered on its promise and progressed from a research and development platform to a full-scale food ingredient company. We’re proud to be leading the way towards the next generation of healthier foods.”

Calyno oil is produced in the U.S., thanks to Calyxt’s partnership with more than 100 farmers in the Upper Midwest region growing over 34,000 acres of Calyxt High Oleic Soybean. After assessment of the soybean, the crop received met Calyxt quality requirements for high oleic and non-GMO. These soybean were used to produce premium soybean oil with zero grams of trans fat per serving and reduced saturated fat content. Calyno oil is similar to other healthy oils Americans already love, like olive, sunflower and safflower oils, and can easily be incorporated into foods and recipes without affecting taste.

“This historical commercialization of the first-ever gene-edited food product is a testament that food manufacturers and consumers are not only embracing innovation, but also willing to pay a premium for products which are healthier and traceable to the source,” said Manoj Sahoo, Chief Commercial Officer at Calyxt. “Our next focus is scaling up the supply chain so that we can meet the growing demand for healthier High Oleic Soybean Oil not only for small and mid-sized food manufacturers, but also for global Consumer Packaged Goods (CPG) brands.”

This sale is in alignment with Calyxt’s high quality standards and applicable USDA and FDA requirements.

About Calyxt

Calyxt, Inc. is a consumer-centric, food- and agriculture-focused company. Calyxt is pioneering a paradigm shift to deliver healthier food ingredients, such as healthier oils and high fiber wheat, for consumers and crop traits that benefit the environment and reduce pesticide applications, such as disease tolerance, for farmers. Calyxt develops non-transgenic crops leveraging processes that occur in nature by combining its leading gene-editing technology and technical expertise with its innovative commercial strategy. Calyxt is located in Minneapolis-St. Paul, Minn., and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com
Calyxt™ and the corporate logo are trademarks owned by Calyxt, Inc.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in Calyxt’s Annual Report on Form 10-K, and Cellectis’ Annual Report on Form 20-F and the financial report (including the management report) for the year ended December 31, 2017 along with other Calyxt and Cellectis subsequent filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CONTACT:
For further information, please contact:
Media contacts
Jennifer Moore, VP Communications
Phone: 917-580-1088
email: media@calyxt.com

Breanna Welke
Bellmont Partners
612.255.1122
email: breanna@bellmontpartners.com

Investor Relations contact
Simon Harnest, VP Corporate Strategy and Finance
Phone: 646-385-9008
email: simon.harnest@calyxt.com